Exhibit 99.1

SOUND COMMUNITY BANK COMPLETES ACQUISITION
OF UNIVERSITY PLACE SUNWEST BANK BRANCH

SEATTLE, Wash., July 3, 2017 -- Sound Community Bank, a subsidiary of Sound Financial Bancorp, Inc. (the Bank) (NASDAQ: SFBC), today announced that it has completed its acquisition of the University Place branch of Sunwest Bank.  Sound Community Bank now offers two retail banking locations in Pierce County, further expanding its market share in the area.  The Bank acquired approximately $15 million in deposits as a result of the transaction and paid a 3.35% deposit premium.

Laurie Stewart, President and Chief Executive Officer of Sound Community Bank commented, "We are delighted to welcome Sunwest’s clients and employees to the Sound Community Bank family. The acquisition of this branch expands our market share in Pierce County and furthers our community impact in the South Sound region.  We are pleased to offer our great products and services along with our expert client service to the residents of University Place.”

Sound Community Bank currently operates seven retail offices and one loan production office, and has plans to open a second Downtown Seattle location in Belltown, 2400 3rd Avenue, in the brand new Martin Selig building.  The Belltown location is expected to open during the third quarter of 2017, subject to regulatory approval.

Sound Community Bank is a full-service bank, providing personal and business banking services in communities across the greater Puget Sound region. The Seattle-based company operates banking offices in King, Pierce, Snohomish, Jefferson and Clallam Counties and on the web at www.soundcb.com.  Sound Community Bank is a subsidiary of Sound Financial Bancorp, Inc.

For additional information:

Media Contact:
Brady Robb
(206) 448-0884 ext. 202

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